Exhibit 10.14
AVERY DENNISON CORPORATION
AMENDED AND RESTATED KEY EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
     Avery Dennison Corporation has adopted this Amended and Restated Avery Dennison Corporation Key Executive Change of Control Severance Plan as of the Effective Date to provide certain designated executives of the Company and its affiliates and Subsidiaries with severance and other payments and benefits under covered circumstances.
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     Section 1.01 Definitions. Capitalized terms used in this Plan shall have the following meanings, except as otherwise provided or as the context of the Plan otherwise requires:
“16(b) Officer” shall mean any employee who is an “officer” within the meaning of Section 16(b) of the Exchange Act.
“Administrator” shall mean the Compensation Committee or any delegate of the Compensation Committee acting within the authority delegated to it pursuant to Section 5.04.
“Annual Bonus” shall have the meaning set forth in Section 3.01(a)(ii).
“Annual Salary” shall mean the highest annualized rate of base salary applicable to the Participant during the six month period ending on the Termination Date. For the avoidance of doubt, “base salary” shall include amounts earned in the applicable period the payment of which is deferred to a future year but shall not include amounts earned in prior periods the payment of which is deferred to the applicable period, and “base salary” also shall not include any bonus, commission, incentive or retention payments, stock options, restricted stock, restricted stock units, performance units, market-leveraged stock units or other stock related rights, or other forms of employee benefits such as vacation, insurance, health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including but not limited to compensation, pension, health, medical or life insurance).
“Benefit Plan” shall mean any “employee benefit plan” (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any of its Subsidiaries, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean: (a) Participant’s commission of a crime or other act that could materially damage the reputation of the Company or its Subsidiaries; (b) Participant’s theft, misappropriation, or embezzlement of property of the Company or its Subsidiaries; (c) Participant’s falsification of records maintained by the Company or its Subsidiaries; (d) Participant’s substantial failure to comply with the written policies and procedures of the Company or its Subsidiaries as they may be published or revised from time to time; (e) Participant’s misconduct; or (f) Participant’s substantial failure to perform the material duties of Participant’s job with the Company or its Subsidiaries, which failure is not cured within 30 days after written notice from the Company specifying the act or acts of non-performance. Determination of Cause shall be made by the Administrator, in its sole and exclusive discretion.
“Change of Control” shall mean “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A, and shall include any of the following events as such concepts are interpreted under Section 409A:

(a) the date on which a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
     (b) the acquisition, by any one Person, or by Persons acting as a group, or by a corporation owned by a group of Persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:
          (i) ownership of stock of the Company, that, together with any stock previously held by such Person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value or (ii) the total voting power of the stock of the Company;
          (ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or
          (iii) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change of Control.
“Change of Control Period” shall mean the period beginning on the date of a Change of Control and ending on the date twenty-four (24) months following such Change of Control.
“Change of Control Severance Payment” shall have the meaning set forth in Article III.
“Code” shall mean the Internal Revenue Code of 1986, as amended in the past and the future. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
“Company” shall mean Avery Dennison Corporation and its Successors and assigns.
“Comparable Position” shall mean a job position with the Company or any of its Subsidiaries, or any of their respective Successors and assigns, the principal work location of which does not satisfy the conditions of subsection (d) of the definition of “Good Reason” and which position provides pay and benefits that as a whole are substantially equivalent to, or better than, the Participant’s aggregate pay and benefits with the Company at the time of the Termination of Employment when taking into account the Participant’s base salary, target bonus opportunity, incentive pay and equity opportunities, health and welfare benefits, severance protection, and other benefits.
“Compensation Committee” shall mean the Talent and Compensation Committee of the Board or any successor committee of the Board with similar responsibilities.
“Disability” shall mean, when used with reference to any Participant, long term disability as defined by the applicable long term disability plan maintained by the Company or one of its Subsidiaries under which the Participant is covered.
“Effective Date” shall mean January 31, 2025.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excise Tax” shall have the meaning set forth in Section 3.03.
“Good Reason” shall mean “a separation from service for good reason” as set forth in Section 409A, which shall mean that, without the express written consent of the Participant, one or more of the following shall have occurred without being timely remedied in the manner set forth below: (a) a material diminution in the Participant’s base compensation; (b) a material diminution in the Participant’s authority, duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report; (d) a material change in the geographic location at which the Participant must perform the services; or (e) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services. The Participant shall have “Good Reason” in connection with any or all of the above solely if (i) the Participant provides notice to the Company of the existence of the particular condition, action or inaction which the Participant considers to give the Participant “Good Reason” within 90 days of the initial existence of such condition, action or inaction, and (ii) the Company shall not have remedied the condition, action or inaction within 30 days of its receipt of the Participant’s notice. The effective date of any termination for “Good Reason” shall be no later than 12 months after the initial existence of such condition, action or inaction constituting “Good Reason.”
“Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by an accounting firm or tax consultant selected by the Company for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
“Participant(s)” shall mean an employee (or employees) of the Company or any of its Subsidiaries or affiliates who are from time-to-time designated as Participants in accordance with Section 2.01 of the Plan.
“Payments” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Plan” shall mean this Avery Dennison Corporation Key Executive Change of Control Severance Plan, as may be amended, supplemented or modified from time to time in accordance with its terms.
“Safe Harbor Amount” shall mean three times the Participant’s “base amount,” (within the meaning of Section 280G(b)(3) of the Code, as may be amended from time to time) less $1.
“Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.
“Severance Multiplier” shall mean the multiplier, designated pursuant to Section 2.01(b) in accordance with a Participant’s Tier, to be applied to a Participant’s Change of Control Severance Payment under Section 3.01.
“Specified Employee” shall mean any Participant who, as of such Participant’s Termination Date, is determined to be a “key employee” of the Company if, at such time, the Company has any stock that is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “key employee” if the Participant meets the requirements of Sections 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the last day of the applicable calendar year (referred to as the “identification date” below). If a Participant is a “key employee” as of the identification date, such Participant shall be treated as a “key employee” for the entire twelve (12) month period beginning on the first day of the fourth month following the identification date. For purposes of this definition, a Participant’s compensation for the twelve (12) month period ending on an identification date shall mean such Participant’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Company for such period.
“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 33% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, as well as partnerships and limited liability companies, in which the Company holds a 33% or more interest.
“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company or such other portion of the Company’s business as shall be determined by the Administrator.
“Termination Date” shall mean, with respect to any Participant, the actual date of the Participant’s Termination of Employment.

“Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not limited to, a termination by resignation, discharge, death, Disability or retirement; provided that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
“Termination Notice” shall mean written notice from the Company to any Participant stating that the Participant’s employment has been or is being terminated for Cause or Disability in accordance with Section 5.07(b).
“Tier” shall mean the tier designated for each Participant by the Administrator in accordance with Section 2.01.
Section 1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE II
ELIGIBILITY
Section 2.01 Eligible Employees. Only employees of the Company or any of its Subsidiaries or affiliates who are designated as Participants according to this Section 2.01 shall be eligible for payments and benefits under this Plan.
     (a) The Participants shall be Level 1 and Level 2 executives of the Company (except as otherwise determined by the Administrator in its discretion) and any other individual specifically designated as a Participant by the Administrator. The designation of an individual as a Participant (or removal of such designation) shall be made by the Administrator in its discretion. The Administrator also shall designate the Participant’s Tier for purposes of the Severance Multiplier, which designated Tier may be changed by the Administrator in its discretion.
     (b) A designation of “Tier A” shall mean the Participant’s Severance Multiplier is 2.99 (2.99x). A designation of “Tier B” shall mean the Participant’s Severance Multiplier is two (2x).
Section 2.02 Individuals Not Eligible. An individual shall not be eligible to be a Participant in the Plan, and shall not be designated as such, if the individual is otherwise designated by the Company as a temporary employee, as an individual working for the Company or any of its affiliates or Subsidiaries on referral from a temporary personnel agency or employee leasing agency, or as an independent contractor or person working for an independent contractor.
ARTICLE III
SEVERANCE AND RELATED TERMINATION BENEFITS
Section 3.01 Termination of Employment during Change of Control Period. In the event that, during a Change in Control Period, a Participant incurs a Termination of Employment initiated by the Company or any Subsidiary or affiliate without Cause or initiated by the Participant for Good Reason (for the avoidance of doubt, the Terminations of Employment covered by the preceding clause do not include a Termination of Employment (w) due to Disability or death, (x) where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary or affiliate of the Company in any position; (y) resulting from the Participant declining an offer of simultaneous reemployment or continuing employment in a Comparable Position with the Company or with any Subsidiary or affiliate of the Company; and (z) where a Successor or assign of the Company, or of that portion of the assets of the Company that is transferred, sold or outsourced to the Successor or assign, offers to the Participant a Comparable Position), the Participant shall receive the following Change of Control Severance Payment and other payments and benefits, subject to Section 3.02 and any other conditions set forth in this Plan:
     (a) Subject to the limitations set forth in Section 3.05, the “Change of Control Severance Payment” shall be a lump sum cash payment equal to the sum of the amounts described in Sections 3.01(a)(i)and (ii) multiplied by the Participant’s Severance Multiplier:

     (i) The Participant’s Annual Salary.
     (ii) The Participant’s target award under the Company’s Annual Incentive Plan (or any successor plan) for the year in which the Termination Date occurs (the “Annual Bonus”). For the avoidance of doubt, the Annual Bonus shall not include any long term incentive compensation, commissions, stock based compensation, or any other incentive or retention compensation, bonuses, or awards of any kind other than payment under the Company’s Annual Incentive Plan (or any successor plan).
     (b) To compensate for the loss of medical and dental benefits and not as a component of the Change of Control Severance Payment, an amount equal to the cash value of twelve months of employee and employer premiums (as previously established by the Company in its sole and exclusive discretion) for qualified medical and dental plans in which the Participant participates, as of the Termination Date multiplied by the Participant’s Severance Multiplier, but excluding any supplemental health and welfare benefits.
     (c) To compensate for services rendered during the year in which the Change of Control occurs and not as a component of the Change of Control Severance Payment, an amount equal to the product of (A) the Participant’s Annual Bonus and (B) a fraction, the numerator of which is the number of days which have elapsed in the Company’s current fiscal year through the Termination Date, and the denominator of which is 365.
     (d) Outplacement services appropriate for a senior executive of the Company, to be provided by a nationally recognized outplacement firm capable of providing such services, selected by the Participant with the Company’s approval, in an amount not to exceed twenty-five thousand dollars and 00/100 cents ($25,000.00) to the extent such services are used by the Participant within one year of his or her Termination Date. The Company will pay the outplacement firm directly. For purposes of Section 409A, to the extent that payment pursuant to this Section 3.01(c) constitutes a reimbursement that is “deferred compensation” under Section 409A, such payment shall be provided no later than December 31 of the year following the year in which the expense was incurred.
     (e) Subject to Section 3.04, any Change of Control Severance Payment and the payments in Sections 3.01(b) and (c) shall be paid to the Participant on or before the 60th day after the Termination Date.
     (f) The Company shall be entitled to deduct any required tax withholding from any Change of Control Severance Payments or the payments in Sections 3.01(b) and (c). There shall be no deferrals, contributions or additional accruals to any qualified savings or retirement plan of the Company or to any deferred compensation plan of the Company from, or based on, any Change of Control Severance Payment or the payments in Sections 3.01(b) and (c).
Section 3.02 Condition to Receipt of Severance Benefits. In order to receive any Change of Control Severance Payment or other payments and benefits under this Plan, the Participant must (a) timely execute a Separation and Release Agreement with the Company (provided by the Company to the Participant within seven days following the Participant’s Termination Date) (the “Release”) on or prior to the Release Expiration Date in a form and with content determined solely and exclusively by the Administrator and containing generally the following provisions, unless prohibited by law: No-Hire, Non-Competition, Confidentiality, Non-Disclosure, Claw-Back, Cooperation, Return of Company Property, and Comprehensive Waiver, Release and Covenant Not-To-Sue, and (b) not revoke his or her acceptance of the Release within the seven (7) day period following such acceptance. For purposes of this Section 3.02, “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to the Participant, or, in the event that the Participant’s Termination of Employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.
Section 3.03 Parachute Payments. In the event that it shall be determined that any payment or distribution to or for the benefit of any Participant under this Plan or under any other Company plan, contract or agreement would, but for the effect of this Section, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, in the event that the after-tax value of all Payments to a Participant (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value (so calculated) to the Participant of the Safe Harbor Amount, (i) the cash portions of the Payments payable to the Participant under this Plan shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (ii) if the reduction of the cash portions of the Payments, payable under this Plan, to zero would not be sufficient to reduce the Parachute Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Participant under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (iii) if the reduction of all cash portions of the Payments, payable pursuant to this Plan and otherwise, to zero would not be sufficient to reduce the Parachute Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount.
Section 3.04 Section 409A Compliance. No payments under this Article III shall be paid to a Participant prior to or during the 6-month period following the Participant’s Termination Date if the Company determines in its sole discretion that paying such amounts at the time or times indicated in this Article III would be a prohibited payment of deferred compensation to a Specified Employee under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is not made as a result of the previous sentence, then within 15 business days following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period, and any remaining amounts due to such Participant shall be paid as otherwise provided in the Plan. For any payment that is delayed under this Article III, the Company shall also pay to the Participant interest on the delayed payment at a rate equal to the rate provided under Section 1274(b)(2)(B) of the Code as of the Termination Date.
Section 3.05 Limitation of Benefits. Notwithstanding anything to the contrary in this Plan, a Participant’s Change of Control Severance Payment shall be reduced by the aggregate amount of any termination, redundancy, severance or similar separation payments or benefits (other than state unemployment benefits) which such Participant is eligible for and receives, due to the Participant’s Termination of Employment, under any other agreement or plan (including, without limitation, any severance plans of the Company or any Subsidiary or affiliate or any government-mandated plans) or pursuant to any statutory, legislative, or regulatory requirement.
Section 3.06 Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any Change of Control Severance Payment or other payments and benefits under this Plan. The right of any Participant to receive the Change of Control Severance Payment and other payments and benefits provided for herein shall be an unsecured claim against the general assets of the Company. No payment or benefit under this Plan shall be deemed earned, vested or accrued compensation or benefits, except according to the express terms of this Plan.
ARTICLE IV
CLAIMS PROCEDURE/ARBITRATION
Section 4.01 Filing and Determination of Claim. A Participant who believes he or she is entitled to receive a benefit under this Plan and desires written confirmation must file a claim in writing with the Administrator. The Administrator shall, within 90 days after receipt of the claim, either allow or deny the claim in writing.
Section 4.02 Denial of Claim. Any initial denial of a claim for benefits shall be from the Administrator in writing, setting forth, in a manner calculated to be understood by the claimant, the following:
(a) the specific reason(s) for the denial;
(b) specific reference(s) to pertinent provision(s) of the Plan on which the denial is based;
(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d) an explanation of the Plan’s review procedure and time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.

Section 4.03 Request for Review of Denial. Within 60 days after a claimant’s receipt of written notification of denial of a claim, the claimant (or his/her duly authorized representative) upon written application to the Administrator, delivered in person or by certified mail, postage prepaid, may request a review of such denial. The application shall state the name and address of the claimant; the fact that the claimant is disputing the denial of claim; the date of the notice of denial; and the reason(s), in clear and concise terms, for disputing the denial. In addition, to the extent required by law, claimant shall have the right to (a) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information relevant to his/her claim and (b) submit in writing to the Administrator any comments, documents, records or other information relating to his/her claim.
Section 4.04 Review of Denial. The Administrator shall make a decision on review of a denied claim within 60 days after receipt of the request for review, taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be deemed final. The Administrator’s decision on review shall be from the Company’s Senior Vice President and Chief Human Resources Officer in writing, setting forth, in a manner calculated to be understood by the claimant the following:
(a) the specific reason(s) for the final decision;
(b) specific reference(s) to the pertinent provisions of the Plan on which the final decision is based;
(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his/her claim; and
(d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under Section 502(a) of ERISA.
Section 4.05 Extensions of Review Periods. The 90-day period described in Section 4.01 and the 60-day period described in Section 4.04 may be extended at the sole and absolute discretion of the Administrator for a second 90-day or 60-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension and the date by which a final decision is expected. Any person submitting a claim may, with the consent of the Administrator, withdraw the claim at any time, or defer the date as of which such claim shall be deemed filed for purposes of this procedure.
Section 4.06 Arbitration.
(a)    Before pursuing a legal remedy, a claimant shall first exhaust the claims procedures set forth in Sections 4.01 through 4.05 of this Plan. Any disputes, controversies or claims that arise between any Participant (or any person claiming on behalf of any Participant) and the Company or any of its Subsidiaries and affiliates (including the Administrator) relating to or arising out of this Plan, which are not resolved in accordance with the procedures set forth in Sections 4.01 through 4.05 of the Plan, shall be settled by arbitration in accordance with the JAMS Employment Arbitration Rules & Procedures or any successor thereto (the “JAMS Rules”). The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The arbitration shall take place in Cuyahoga County, Ohio, unless the parties agree to hold the arbitration in another location. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, except to the extent preempted by U.S. Federal law (in which case such law will apply).
(b)    In consideration of the benefits provided herein, the anticipated expedition and the minimizing of expense of this arbitration remedy, and other good and valuable consideration, the arbitration provisions of this Plan shall provide the exclusive remedy for disputes following exhaustion of the claims procedures set forth in Sections 4.01 through 4.05 of this Plan, and each party expressly waives any right such party may have to seek redress in any other forum. To the maximum extent permitted by law, the arbitrator’s review of a claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. The arbitration and any decision and award or order of the arbitrator shall be final and binding upon the parties and judgment thereon may be entered in courts in the State of Ohio or any other court having jurisdiction.

(c)    The Company and any Participant may bring an action in any court of competent jurisdiction to compel arbitration under this Plan and to enforce an arbitration award. Except as otherwise provided in this Plan, both the Company and the Participant agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Plan.
(d)    Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section 4.06, must be presented in writing by the claiming party to the other party within one year after the receipt of the Administrator’s decision under Section 4.04. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time period specified shall be waived and forever barred, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
(e)    The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Plan, the unsuccessful party in such arbitration, as determined by the arbitrator, shall pay to the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys’ fees that exceeds the unsuccessful party’s costs, expenses and attorneys’ fees in connection with the action or proceeding. Any reimbursement of attorneys’ fees to the Participant pursuant to this Section 4.06(e) shall be provided no later than the last day of the Participant’s taxable year following the later of (i) the year in which such attorneys’ fees were incurred and (ii) the year in which the arbitrator determined that the Participant was the successful party.
(f)    Each of the terms and conditions contained in this Section 4.06 shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.01 Cumulative Benefits. Except as provided in Section 3.05 or as otherwise agreed to in a writing signed between the Company and the Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company or any of its Subsidiaries; provided, that, in no event shall a Participant (a) be entitled to participate in the Severance Pay Plan of Avery Dennison Corporation, as amended and restated effective March 6, 2013, and any amendments or successors to that plan or (b) to the extent he or she receives severance or any other benefits under this Plan, be eligible to receive severance or any other benefits under the Avery Dennison Corporation Executive Severance Plan, as amended and restated effective January 31, 2025, and any amendments or successors to that plan.
Section 5.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a Termination of Employment with the Company. The amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement or other benefits, except as described in Section 3.05.
Section 5.03 Amendment, Modification or Termination.
     (a) The Administrator may amend, modify, or terminate the Plan at any time in its sole and exclusive discretion; provided, however, that: (i) no such amendment, modification or termination may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment on or prior to the effective date of such amendment, modification or termination; (ii) any termination of the Plan or modification that is a material diminishment of the severance benefit shall not be effective until twelve (12) months after written notice of such action has been provided to the Participants, except that any modification or amendment shall be immediately applicable to any employee designated as a Participant after the date that the Administrator adopts the modification or amendment; and (iii) the Plan shall not be terminated or materially amended during any Change of Control

Period. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.
     (b) Notwithstanding Section 5.03(a) or any other provision of this Plan, and to the fullest extent applicable, this Plan shall be interpreted and the terms shall be applied in accordance with Section 409A. In the event that the Administrator in its sole and exclusive discretion determines that any payments, disbursements, or benefits provided, or to be provided, under this Plan may be subject to, and not in compliance with, Section 409A, the Administrator may adopt at any time (without any obligation to do so or to indemnify any Participant for failure to do so) such limited amendments to this Plan, including amendments with retroactive effect, that it reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; and all such amendments shall be immediately effective as to all Participants. No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its affiliates, employees or agents.
Section 5.04 Administration.
     (a) Subject to the limitations of the Plan, the Administrator shall have full and final authority, in its sole and exclusive discretion, to administer the Plan, to construe and interpret its provisions, to decide matters arising under the Plan, and to take all other actions deemed necessary or advisable for the proper administration of this Plan. This authority and discretion includes, but is not limited to, determining whether objective (or subjective) criteria under the Plan have been satisfied, resolving any possible inconsistencies or ambiguities, determining eligibility, determining the amount of any payments or benefits, and ensuring compliance with legal and tax matters.
     (b) Subject to its charter and applicable law, the Compensation Committee may, in its discretion, delegate to one or more appropriate executives of the Company any duty or authority of the Compensation Committee hereunder (including, without limitation, the authority to designate Participants and to designate a Participant’s Level for purposes of the Severance Multiplier); provided that the Compensation Committee shall retain (and shall not delegate) (i) authority with respect to any Participant who is a 16(b) Officer (including, without limitation, any authority with respect to whether or not a 16(b) Officer is designated as a Participant and any 16(b) Officer’s eligibility to receive a payment or benefit or the amount of the payment or benefit (such as determinations of Cause, Disability, eligibility, or Level)) and (ii) authority to terminate the Plan or materially diminish or increase the formula for determining the Change of Control Severance Payment.
Section 5.05 Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.05 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.
Section 5.06 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.07 Notices.
     (a) All notices and other communications provided for in this Plan shall be in writing and shall be delivered as follows: (i) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (ii) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication according to this Plan shall be deemed to have been duly delivered upon being deposited in the United States Mail via certified or registered mail, return receipt requested, postage prepaid, or by overnight delivery using a service capable of tracking and confirmation of receipt (with postage fees prepaid) such as FedEx or UPS, except that any change of notice address shall be effective only upon receipt.
     (b) The Company shall notify each Participant, within 30 days of such Participant’s designation as eligible for this Plan, that he or she has been designated as a Participant in the Plan.
     (c) For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must deliver a Termination Notice to such Participant, which notice shall be dated the date it is transmitted for delivery to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is transmitted for delivery to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice delivered by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan.
Section 5.08 No Employment Rights Conferred. This Plan shall not be deemed to create a right, promise, contract or guarantee of employment, continued employment, or of any particular job position, between any Participant and the Company and/or any of its affiliates or Subsidiaries.
Section 5.09 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.
Section 5.10 Governing Law. Except to the extent preempted by U.S. Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.